Exhibit 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of USA Rare Earth, LLC and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of USA Rare Earth and its Subsidiaries (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations and comprehensive loss, shareholders/members’ equity, mezzanine equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ HORNE LLP

We have served as the Company’s auditor since 2024.

Ridgeland, Mississippi

March 8, 2025

USA Rare Earth, LLC

Consolidated Balance Sheets

(in thousands, except shares/units)

	December 31,
	2024	2023
ASSETS

Current Assets:
Cash and cash equivalents	$16,761	$13,199
Deferred offering costs	5,134	73
Lease right-of-use assets	30	-
Prepaid expenses and other current assets	378	437
Total Current Assets	22,303	13,709

Non-current Assets:
Property, plant and equipment, net	26,529	23,679
Mineral interests, at cost	17,125	16,901
Equipment deposits	3,060	2,506
Equity investments, at fair value	-	40
Lease right-of-use assets	-	489
Other non-current assets	52	61
Total Non-current Assets	46,766	43,676
Total Assets	$69,069	$57,385

LIABILITIES AND SHAREHOLDERS’/MEMBERS’ EQUITY

Current Liabilities:
Accounts payable	$1,823	$385
Accrued liabilities	3,071	4,759
Derivative liability, current	1,164	-
Notes payable, current	831	-
Lease liability, current	23	452
Other current liabilities	13	-
Total Current Liabilities	6,925	5,596

Non-current Liabilities:
Deferred grants	8,200	8,200
Lease liability, non-current	-	21
Derivative liability, non-current	-	420
Notes payable, non-current	-	620
Other liabilities	-	44
Total Non-current Liabilities	8,200	9,305
Total Liabilities	15,125	14,901
Commitments and contingencies (Note 8)
Mezzanine Equity:
Class A-2 Convertible preferred shares subject to possible redemption of $15,405 at December 31, 2024, no par value, 25,000,000 authorized, 1,510,297 and nil authorized and outstanding as of December 31, 2024 and 2023, respectively	11,804	-
Subscription receivable	(967)	-
Shareholders’/Members’ Equity:
Class A Common, no par value, 500,000,000 authorized; 206,520,542 shares/units outstanding as of December 31, 2024 and 2023	3,704	3,704
Class B Common, no par value, 500,000,000 authorized; 20,778,672 shares/units outstanding as of December 31, 2024 and 2023	3,189	3,189
Class A-1 Convertible preferred shares/units, no par value, 25,000,000 authorized, 1,228,716 and nil authorized and outstanding as of December 31, 2024 and 2023, respectively	9,369	-
Class C Convertible preferred shares/units, no par value, 58,228,499 and 54,592,019 authorized and outstanding as of December 31, 2024 and 2023, respectively	79,314	73,079
Class C-1 Convertible preferred shares/units, no par value, 30,000,000 authorized, 8,520,221 and 7,861,086 outstanding as of December 31, 2024 and 2023, respectively	14,534	13,404
Additional paid-in-capital	3,509	-
Subscription receivable	(283)	-
Accumulated deficit	(72,872)	(54,223)
Non-controlling interests	2,643	3,331
Total Shareholders’/Members’ Equity	43,107	42,484

Total Liabilities and Shareholders’/Members’ Equity	$69,069	$57,385

The accompanying notes are an integral part of these consolidated financial statements.

USA Rare Earth, LLC

Consolidated Statements of Operations

(in thousands, except shares/units)

	For the Years Ended December 31,
	2024	2023

Operating Costs and Expenses
General and administrative	$6,209	$8,698
Other employee compensation	6,022	11,013
Mining exploration, development and other	1,078	1,762
Equity-based compensation	1,738	1,374
Research and development	303	1,638
Depreciation	235	308
Total Operating Costs and Expenses	15,585	24,793

Operating Loss	(15,585)	(24,793)

Other Income (Expense)
Investment income	285	363
Other income, net	11	-
Impairment of equity investments	(405)	-
Loss on fair market value of financial instruments	(379)	(879)
Interest expense, net	(319)	(77)
Gain on fair market value of convertible debt	-	16,848
Total Other Income (Expense)	(807)	16,255
Net Loss	(16,392)	(8,538)
Net Loss Attributable to Non-controlling Interest	(657)	(1,123)
Net Loss Attributable to USARE Shareholders/Members	$(15,735)	$(7,415)
Weighted average shares/units outstanding, Class A Common	206,520,542	196,264,700
Basic and diluted net loss per common share/unit, Class A	$(0.11)	$(0.06)
Weighted average shares/units outstanding, Class B Common	20,778,672	20,778,672
Basic and diluted net loss per common share/unit, Class B	$(0.11)	$(0.06)

The accompanying notes are an integral part of these consolidated financial statements.

USA Rare Earth, LLC

Consolidated Statement of Mezzanine Equity

(in thousands, except shares/units)

	Class A-2 Preferred		Subscription
	Shares/Units	Amount	Receivable	Total

BALANCE AS OF DECEMBER 31, 2023	-	$-	$-	$-
Class A-2 Convertible Preferred Shares/Units and warrant Issuance, net of offering costs	1,446,078	11,415	(967)	10,448
Class A-2 Convertible Preferred dividends	64,219	389	-	389
BALANCE AS OF DECEMBER 31, 2024	1,510,297	$11,804	$(967)	$10,837

The accompanying notes are an integral part of these consolidated financial statements.

USA Rare Earth, LLC

Consolidated Statements of Shareholders’/Members’ Equity

(in thousands, except shares/units)

	Class A Common		Class B Common		Class A-1 Convertible Preferred		Class C Convertible Preferred		Class C-1 Convertible Preferred		Additional			Non-	Total Shareholders’/
	Shares/ Units	Amount	Shares/ Units	Amount	Shares/ Units	Amount	Shares/ Units	Amount	Shares/ Units	Amount	Paid- In-Capital	Subscription Receivable	Accumulated Deficit	controlling Interest	Members’ Equity

BALANCE AS OF DECEMBER 31, 2022	194,822,473	$312	20,778,672	$3,189	-	$-	51,245,587	$68,610	-	$-	$-	$-	$(44,635)	$4,569	$32,045

Equity-based compensation	-	-	-	-	-	-	-	-	-	-	1,374	-	-	-	1,374
Class A Common - SAFE conversion (with fair value adjustment)	11,698,069	3,392	-	-	-	-	-	-	-	-	-	-	-	-	3,392
Class C and C-1 Convertible Preferred dividends	-	-	-	-	-	-	3,346,432	5,355	172,751	292	(3,435)	-	(2,212)	-	-
Class C-1 Preferred Unit issuance, net of offering costs	-	-	-	-	-	-	-	-	7,688,335	13,112	-	-	-	-	13,112
Issuance of incentive units	-	-	-	-	-	-	-	-	-	-	2,061	-	-	-	2,061
Legal Settlement with Financial Advisor	-	-	-	-	-	-	-	(886)	-	-	-	-	-	-	(886)
Dilution of non-controlling interest	-	-	-	-	-	-	-	-	-	-	-	-	-	(115)	(115)
Lease accounting change cumulative adjustment	-	-	-	-	-	-	-	-	-	-	-	-	39	-	39
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(7,415)	(1,123)	(8,538)
BALANCE AS OF DECEMBER 31, 2023	206,520,542	$3,704	20,778,672	$3,189	-	$-	54,592,019	$73,079	7,861,086	$13,404	$-	$-	$(54,223)	$3,331	$42,484

Equity-based compensation	-	-	-	-	-	-	-	-	-	-	1,738	-	-	-	1,738
Class A-1 Convertible Preferred unit and warrant issuance, net of offering costs	-	-	-	-	1,176,471	9,052	-	-	-	-	6,283	(283)	-	-	15,052
Class A-1 and A-2 Convertible Preferred dividends	-	-	-	-	52,245	317	-	-	-	-	(706)	-	-	-	(389)
Class C and C-1 Convertible Preferred dividends	-	-	-	-	-	-	3,636,480	6,235	659,135	1,130	(4,420)	-	(2,945)	-	-
Issuance of warrants	-	-	-	-	-	-	-	-	-	-	614	-	-	-	614
Dilution of non-controlling interest	-	-	-	-	-	-	-	-	-	-	-	-	31	(31)	-
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(15,735)	(657)	(16,392)
BALANCE AS OF DECEMBER 31, 2024	206,520,542	$3,704	20,778,672	$3,189	1,228,716	$9,369	58,228,499	$79,314	8,520,221	$14,534	$3,509	$(283)	$(72,872)	$2,643	$43,107

The accompanying notes are an integral part of these consolidated financial statements.

USA Rare Earth, LLC

Consolidated Statements of Cash Flows

(in thousands)

	For the Years Ended December 31,
	2024	2023

Cash Flows From Operating Activities:
Net loss	$(16,392)	$(8,538)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity-based compensation	1,738	1,374
Loss on fair market value of financial instruments	379	879
Impairment of equity investments	405	-
Depreciation	235	308
Amortization of discount on note payable	211	66
Amortization of right-of-use assets	154	410
Noncash interest expense	100	43
Noncash lease expense	-	10
Loss on sale of property and equipment	39	-
Gain on fair market value of convertible debt	-	(16,848)
Changes in assets and liabilities:
Prepaid and other current assets	59	(88)
Other assets	10	146
Accounts payable	1,090	(1,996)
Accrued and other current liabilities	(874)	(1,978)
Deferred grants	-	4,826
Lease liabilities	(145)	(429)
Other liabilities	-	(113)
Net cash used in operating activities	(12,991)	(21,928)

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(1,882)	(3,303)
Equipment deposits	(1,225)	(2,506)
Purchase of mineral interests	(178)	(147)
Cash used in investing activities	(3,285)	(5,956)

Cash Flows From Financing Activities:
Proceeds from issuance of A-1 Preferred shares/units	12,000	-
Proceeds from issuance of A-2 Preferred shares/units	13,500	-
Proceeds from issuance of other debt	-	1,000
Proceeds from issuance of Class C-1 Convertible Preferred shares/units	-	13,303
Payment of issuance costs of Class C-1 Convertible Preferred shares/units	(600)	(191)
Payment of securities issuance fees	(5,062)	-
Net cash provided by financing activities	19,838	14,112
Net increase (decrease) in cash	3,562	(14,135)
Cash and cash equivalents, Beginning of Year	13,199	26,971
Cash and cash equivalents, End of Period	$16,761	$13,199

Supplemental Disclosure of Noncash Investing and Financing Activities:
Conversion of convertible promissory subscription liability to Series A units	$-	$3,392
Class C and C-1 convertible preferred stock and warrant dividends	7,365	5,647
Class A-1 and A-2 convertible preferred stock and warrant dividends	706	-

The accompanying notes are an integral part of these consolidated financial statements.

USA Rare Earth, LLC

Notes to the Consolidated Financial Statements

NOTE 1. ORGANIZATION

USA Rare Earth, LLC (the “Company” or “USARE”) is a privately held company organized in 2019 under the laws of the State of Delaware. The Company’s mission is to establish a domestic rare earth magnet supply chain that supports the future state of energy, mobility, and national security in the United States. USARE is developing a NdFeB magnet manufacturing plant in Stillwater, Oklahoma, and intends to establish domestic rare earth and critical minerals supply, extraction, and processing capabilities to both supply its magnet manufacturing plant and market surplus materials to third parties. Rare earth magnets are critical to various business sectors and industries, including the defense, automotive, aviation, industrial, medical, and consumer electronics industries, among others. USARE is planning to take a broad approach to the industries it serves with the intention of providing high quality NdFeB magnets to a variety of industries and customers. USARE’s focus on developing domestic rare earth production aligns with national priorities, offering the potential of a sustainable and secure domestic supply of materials critical to key industries.

On May 17, 2021, the Company completed the acquisition of 80% of the equity interests of Round Top Mountain Development, LLC (“RTMD”), pursuant to a contribution agreement with the Company, Texas Mineral Resource Corp. (“TMRC”), and RTMD, whereby TMRC and the Company contributed their respective rights and interests to and in Round Top Mountain in Texas to RTMD. Concurrently, the Company, TMRC, and RTMD entered into a limited liability company agreement of RTMD which documented the governance of RTMD. This acquisition resulted in the consolidation of RTMD, which is a variable interest entity (“VIE”), and the recording of a non-controlling interest for the remaining 20% of equity interest. Due to TMRC’s failure to fund its share of mandatory capital contributions called for by USARE, the Company’s ownership interest in RTMD has increased to approximately 81% as of December 31, 2024. See Note 6, “Variable Interest Entity” for further details.

These consolidated financial statements refer to the mining operations of the Company, conducted through RTMD, at Round Top Mountain in Texas (“Round Top”) and the Company’s research and development facility in Colorado as the “Round Top Project”. RTMD has mining rights in Texas and is developing processing technology for the rare earth minerals which are to be mined in Texas.

On February 12, 2024, the Company filed IRS Form 8832 (Entity Classification Election or “CTB Election”) to be classified as a corporation for federal tax purposes effective February 12, 2024 (the “Conversion”). The Conversion is intended to simplify the tax organizational structure of the Company and expand the investor base. Company Management also believes the elimination of the complexities of Schedule K-1 reporting will significantly reduce the administrative burden, complexity, and cost of tax reporting and compliance obligations of the Company and the holders of USARE shares/units. Effective as of February 11, 2024, pursuant to the Sixth Amended and Restated Operating Agreement, the holders of the Units will hold the same class of equity (Class A, Class B, Class C, Class C-1 Units, and Incentive Units) or other securities (i.e., Class B and Class C Warrants) in the corporation. All holders of Units will be deemed to have received stock in the corporation with substantially similar terms to the Units of the Company.

On August 21, 2024, the Company entered into a merger agreement (the “Merger Agreement”) with Inflection Point Acquisition Corp. II (“IPXX”), a special purpose acquisition company and IPXX Merger Sub (“Merger Sub”), a Delaware limited liability company and a direct wholly owned subsidiary of IPXX. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company (the “Merger”). In connection with the closing of the Merger, IPXX will change its name to “USA Rare Earth, Inc”. Under the terms of the Merger Agreement, the Company’s existing equity holders will convert 100% of their equity ownership stakes into the combined company and are expected to own approximately 84% (excluding the affiliates of IPXX) of the post-combination company upon consummation of the Merger, excluding any IPXX investors who do not choose to redeem their shares. The Merger is expected to close in the first quarter of 2025, subject to the receipt of required approvals from IPXX shareholders and fulfilment of other customary closing conditions.

In connection with the transactions contemplated by the Merger Agreement, the Company and certain accredited investors, including certain funds related to IPXX entered into Securities Purchase Agreements to purchase (i) USARE Class A Convertible Preferred Shares/Units and (ii) USARE Class A Preferred Investor Warrants for gross cash proceeds of $25.5 million and a subscription receivable of $1.25 million.

USA Rare Earth, LLC

Notes to the Consolidated Financial Statements

Going Concern

The accompanying consolidated financial statements have been prepared in conformity with United States Generally Accepted Accounting Principles (“U.S. GAAP”), which contemplates continuation of the Company as a going concern and the continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. The Company has generated no revenues since inception, continues to incur losses from operations, and has an accumulated deficit. For the years ended December 31, 2024 and 2023, the Company had a net loss of $16.4 million and $8.5 million, respectively. For the years ended December 31, 2024 and 2023, the Company used $13.0 million and $21.9 million cash in operating activities, respectively. These conditions raise substantial doubt about the Company’s ability to fund its operations and execute its business plan through one year after the date the consolidated financial statements are issued.

The Company expects that its cash and cash equivalents as of December 31, 2024 of $16.8 million, along with the subsequent financing of approximately $15.0 million that closed in February 2025, will not be sufficient to implement its strategic business plan. The Company will need to raise substantial additional funds to complete its strategic plans, which include capital investments related to the Phase 1 magnet plant. Based on its available cash resources and current business plan, there is substantial doubt regarding the Company’s ability to continue as a going concern for the 12 months following the issuance of these consolidated financial statements.

The Company’s ability to continue as a going concern is dependent upon its ability to raise capital to implement its business plan, generate sufficient revenues, and to control operating expenses. The Company expects to raise additional capital through the issuance of debt and/or equity. However, there is no guarantee that any of these strategic or financing opportunities will be executed or realized on favorable terms, if at all. As a result, the Company has concluded that management’s plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern for the 12 months following the issuance of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP and are expressed in U.S. dollars. These financial statements have been prepared on a basis that assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year’s presentation. These reclassifications had no effect on the reported results of operations. An adjustment has been made to the Consolidated Balance Sheet and Consolidated Statements of Cash Flows for the year ended December 31, 2023, to reclassify certain mineral interests.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, as well as its wholly-owned subsidiaries and VIEs for which it is the primary beneficiary. All intercompany transactions and balances have been eliminated in consolidation.

USA Rare Earth, LLC

Notes to the Consolidated Financial Statements

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. The amounts that involve significant estimates include equity-based compensation, asset and liability valuations, certain equity issuances, and other fair value estimates reported. The assumptions used in calculating fair value represent our best estimates. However, these estimates involve inherent uncertainties and the application of judgment. As a result, if factors change or we use different assumptions, any gain or loss recognized using estimates could be materially different.

Risks and Uncertainties

The Company operates in two related industries, magnet technology and mining, both of which are subject to intense competition, development risk, and changes in U.S. governmental policies related to green energy, defense spending, and dependence on foreign suppliers. The Company’s operations are subject to significant risk and uncertainties, including financial and operational risks, as well as the potential risk of business failure.

The magnet technology industry is still in its infancy in the U.S., and thus its technology, processes, and capabilities are still being developed. The magnet facility requires substantial capital commitment to complete, and there may be unanticipated costs or delays associated with its construction. The Company’s plans for producing magnets are based on certain estimates and assumptions made about the business over the next few years, including the ability to obtain the equipment and materials needed to produce magnets from third party vendors on a timely basis. Some of the requisite equipment and materials may be difficult to obtain, and there can be no assurance that they will be procured on time, or that their procurement will not be delayed due to circumstances beyond the Company’s control. Due to rapidly rising demand, there is also a risk that substitute products will become available and reduce the need for the type of high-performance magnet currently in use.

USARE has not yet established that Round Top contains any commercially exploitable quantities of proven and probable mineral reserves, nor can there be any assurance that USARE will be able to do so. Even if the Company does eventually establish commercially exploitable quantities of mineral reserves, there can be no assurance that Round Top can be developed into a producing mine or that the Company can extract those minerals economically. Both mineral exploration and development involve a high degree of risk, and few properties which are explored are ultimately developed into producing mines. The commercial viability of an established mineral deposit will depend on several factors including the size, grade, and other attributes of the mineral deposit, as well as proximity of said deposits to infrastructure, government regulation, market prices, and so on. Most of these factors will be beyond the Company’s control, and any of them could increase costs and make extraction of any identified mineral deposits unprofitable.

Cash and cash equivalents

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash deposits. The Company considers cash equivalents to be highly liquid investments, including U.S. treasury and agency securities purchased with original maturities of three months or less. The Company maintains its cash in institutions insured by the Federal Deposit Insurance Corporation (“FDIC”). Management considers the risk of loss to be minimal.

Cash and cash equivalents consist of cash and liquid investments with an original maturity of three months or less. At December 31, 2024 and 2023, cash and cash equivalents consisted of $16.8 million and $13.2 million, respectively, of funds held in bank and investment accounts with financial institutions in the United States.

The Company continually monitors its cash positions with the financial institutions through which it invests. The Company maintains balances in various U.S. financial institutions in excess of U.S. federally insured limits.

USA Rare Earth, LLC

Notes to the Consolidated Financial Statements

Deferred Offering Costs

Deferred offering costs consist of direct legal, advisory, and other fees related to the Merger Agreement, and related transactions as described in Note 1 “Organization”. These costs are capitalized as incurred and they are presented as part of current assets in the Company’s consolidated balance sheets and totaled $5.1 million and $73 thousand as of December 31, 2024 and 2023, respectively. Upon the completion of the Merger Agreement, deferred offering costs directly related to the issuance of shares will be netted against the proceeds from the Merger and recorded as an offset in members’/shareholders’ equity.

Changes in Ownership Interest Without Loss of Control

Changes in a parent’s ownership interest that do not result in a change in control of the subsidiary that is a business are accounted for as equity transactions (i.e., no gain or loss is recognized in earnings) and in accordance with Accounting Standards Codification (“ASC”) ASC 810 - Consolidation. The carrying amount of the non-controlling interest (“NCI”) is adjusted to reflect the change in the NCI’s ownership interest in the subsidiary. Any difference between the amount by which the NCI is adjusted and the fair value of the consideration received is attributed to shareholders’/members’ equity and recognized in additional paid-in capital (“APIC”).

Fair Value

U.S. GAAP defines fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price), and establishes a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

●	Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

●	Level 2 — Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

●	Level 3 — Prices or valuation techniques requiring inputs that are both significant to the fair-value measurement and unobservable.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

See additional information in Note 3, “Fair Value Measurements”.

Long-Lived Assets

In accordance with ASC 360-10 - Impairment or Disposal of Long-Lived Assets, the Company periodically reviews the carrying value of its long-lived assets, such as property, plant and equipment, mineral interests and equipment deposits, to test whether current events or circumstances indicate that such carrying value may not be recoverable. When impairment indicators are identified, a recoverability analysis is performed by comparing estimated future net cash flows with the carrying value and future obligations on an undiscounted basis. If an asset’s carrying value exceeds such estimated cash flows, the Company would record an impairment loss for the difference between the asset’s carrying amount and its fair value. Where estimates of future net cash flows are not determinable and where other conditions indicate the potential for impairment, management uses available market information and/or third-party valuation experts to assess if the carrying value can be recovered and to estimate fair value.

USA Rare Earth, LLC

Notes to the Consolidated Financial Statements

The Company did not record impairment related to long-lived assets for the years ended December 31, 2024 and 2023.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost, less accumulated depreciation. Advance payments of equipment not yet received are recorded as equipment deposits on the consolidated balance sheets. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets of 3-15 years for lab equipment, 10-20 years for magnet plant equipment, and 20-30 years for buildings and land improvements. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the lease term. Depreciation commences once the asset is ready for its intended use. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation, is removed from the accounts and any resulting gain or loss is reflected in the consolidated statements of operations.

The costs of normal maintenance, repairs, and minor replacements are expensed as incurred.

Mineral Properties and Evaluation and Exploration Costs

Mining property acquisition costs, including indirectly related acquisition costs, are capitalized when incurred. The cost of mining properties is included in mineral interests on the Company’s consolidated balance sheets. Acquisition costs include cash consideration and the fair market value of shares/units issued as consideration. Evaluation and exploration costs are expensed as incurred. When it is determined that a mining deposit can be economically and legally extracted or produced based on established proven and probable reserves under Item 1300 of Regulation S-K, development costs incurred after such determination will be considered for capitalization. The establishment of proven and probable reserves is based on results of feasibility studies, which indicate whether a property is economically feasible. The Company also capitalizes the cost for Value Beyond Proven and Probable (“VBPP”) reserves when it acquires the rights to mining properties. Upon commencement of commercial production, capitalized costs will be amortized over their estimated useful lives or units of production, whichever is a more reliable measure. Capitalized amounts relating to a property that is abandoned or otherwise considered uneconomic for the foreseeable future are written off.

The recoverability of the carrying values of mining properties is dependent upon economic reserves being discovered or developed on the properties. Development and/or start-up of a project will depend on, among other things, management’s ability to raise sufficient capital for these purposes.

The Company assesses the carrying value of mining properties for impairment whenever information or circumstances indicate the potential for impairment. This would include events and circumstances such as the inability to obtain all the necessary permits, changes in the legal status of mining properties, government actions, the results of exploration activities and technical evaluations, and changes in economic conditions, including the price of commodities or input prices.

Leases

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present. Operating lease liabilities and their corresponding right-of-use (“ROU”) assets are recorded based on the present value of lease payments over the expected lease term. The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company utilizes its incremental borrowing rate, which is the rate incurred to borrow, on a collateralized basis over a similar term, an amount equal to the lease payments in a similar economic environment. Certain adjustments to the ROU assets may be required for items such as initial direct costs paid or incentives received. Leases with a term of 12 months or less and/or a purchase option that is not expected to be exercised are not recorded on the consolidated balance sheets.

USA Rare Earth, LLC

Notes to the Consolidated Financial Statements

Effective June 30, 2023, the Company elected to change its method of accounting for lease and non-lease components. Previously, the Company elected the practical expedient upon adoption of ASC 842, - Leases to not separate non-lease components from lease components and instead account for each separate lease component and non-lease component associated with that lease component as a single lease component. The new method of accounting allocates the consideration paid separately to lease and non-lease components. Under the new accounting policy, these non-lease component costs are recorded as lease expense when paid rather than capitalized to the ROU asset and recognized over the lease term. The new accounting policy more accurately aligns the non-lease component costs with the period in which they were incurred. In accordance with ASC 250-10, - Accounting Changes and Error Corrections, the cumulative effect of the change in accounting policy was applied to the carrying amounts of assets and liabilities as of January 1, 2023, with an offsetting adjustment recorded to the accumulated deficit of approximately $39 thousand.

The Company recognizes lease expense for its leases on a straight-line basis over the lease term. The Company recognizes variable lease payments in the period in which the obligation for those payments is incurred. Variable lease payments that depend on an index or a rate are initially measured using the index or rate at the commencement date.

Derivatives

The Company analyzed the conversion feature of its note payable for derivative accounting consideration under ASC 815-15 Derivatives and Hedging. ASC 815-15 requires that the conversion features are bifurcated and separately accounted for as an embedded derivative contained in a convertible note. The embedded derivative is carried on the balance sheet at fair value. Any unrealized change in fair value, as determined at each measurement period, is recorded as a component of the income statement and the associated carrying amount on the balance sheet is adjusted by the change. See Note 11 “Note Payable” for further details of the Company’s note payable.

Government Grants

Because there is no specific guidance under U.S. GAAP that addresses the recognition and measurement of government assistance received by non-government entities, the Company accounts for government assistance by analogy to IAS 20, Accounting for Government Grants. The guidance within IAS 20 allows companies to choose between two options for how the associated profit or loss relating to the deferred income over the life of an underlying asset will be presented for grants related to assets. The Company has elected to account for these grants through profit and loss over the depreciable life of the underlying assets. The guidance within IAS 20 also allows companies to choose between two options of accounting for grants related to income. The Company has elected to report this category of grants as a reduction in the related expenses. See Note 15 “Government Grants” for further details of the Company’s government grants.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms pursuant to the guidance of ASC 480, Distinguishing Liabilities from Equity and ASC 815, Derivatives and Hedging. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815. As of December 31, 2024 and 2023, all of the Company’s outstanding warrants were equity-classified.

Equity-Based Compensation

The Company expenses equity-based compensation to employees and non-employees in accordance with ASC 718, Compensation - Stock Compensation. The fair value of stock-based compensation awards is measured at the date of grant and amortized over the requisite service period, which is generally the vesting period, with a corresponding increase in additional paid-in capital. The Company uses the Black-Scholes option valuation model to calculate the fair value of awards granted.

USA Rare Earth, LLC

Notes to the Consolidated Financial Statements

In the case of a share-based compensation award that is either cancelled or forfeited prior to vesting, the amortized expense associated with the unvested awards is reversed. The Company has elected to account for forfeitures as they occur. See Note 14, “Equity-Based Compensation” for further information regarding stock-based compensation expense and the assumptions used in estimating the expense.

Dividends

As the Company has an accumulated deficit, dividends are recorded as a reduction to additional paid in capital. Once additional paid-in capital is reduced to zero, dividends are recorded against accumulated deficit. Paid-in-kind dividends are recorded at estimated fair value in accordance with ASC 845, Nonmonetary Transactions.

Loss per Share/Unit

The Company has two classes of common shares/units referred to as Class A common and Class B common. Basic and diluted net loss per common share/unit is presented in conformity with the two-class method required for participating securities. Undistributed losses are allocated based on the contractual participation rights of holders of Class A common and Class B common. As the two classes of common shares/units share equally in the residual net assets, the undistributed losses are allocated on a proportionate basis. The Company reports both basic and diluted earnings per share. Basic earnings per share is calculated based on the weighted average number of shares outstanding for each class of common shares/units and excludes the dilutive effect of warrants and incentive units. Diluted earnings per share is calculated based on the weighted average number of shares outstanding for each class of common shares/units and the dilutive effect of warrants and incentive units are included in the calculation. Securities are excluded from the diluted earnings per share calculation if their effect is anti-dilutive, such as in periods where a net loss has been reported.

Variable Interest Entities

We assess our investments and other significant relationships to determine whether we have a variable interest in any legal entities and whether or not those entities are VIEs. A VIE is an entity with insufficient equity at risk for the entity to finance its activities without additional subordinated financial support or in which equity investors lack the characteristics of a controlling financial interest. If an entity is determined to be a VIE, the Company evaluates whether it is the primary beneficiary. The primary beneficiary analysis is a qualitative analysis based on power and economics. We conclude that we are the primary beneficiary and consolidate the VIE if we have both (i) the power to direct the activities of the VIE that most significantly influence the VIE’s economic performance and (ii) the obligation to absorb losses of, or the right to receive benefits from, the VIE that could potentially be significant to the VIE.

Income Taxes

The Company accounts for income taxes under an asset-and-liability approach. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for tax and financial reporting purposes measured by applying enacted tax rates and laws that will be in effect when the differences are expected to reverse, net operating loss carryforwards and tax credits. Valuation allowances are provided when necessary to reduce net deferred tax assets to an amount that is more likely than not to be realized. The Company has provided a full valuation allowance against its net deferred tax assets as of December 31, 2024. In addition, and given the Company’s cumulative losses, no current income tax benefit has been recognized in the consolidated statements of operations. The Company’s policy is to include interest and penalties related to unrecognized tax benefits within the Company’s provision for income taxes.

USA Rare Earth, LLC

Notes to the Consolidated Financial Statements

Recently Issued Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued Accounting Standards Update (“ASU”) 2024-03, Income Statement - Reporting Comprehensive Income (Topic 220): Disaggregation of Income Statement Expenses. The ASU requires additional disclosures by disaggregating the costs and expense line items that are presented on the face of the income statement. The disaggregation includes: (i) amounts of purchased inventory, employee compensation, depreciation, amortization, and other related costs and expenses; (ii) an explanation of costs and expenses that are not disaggregated on a quantitative basis; and (iii) the definition and total amount of selling expenses. This ASU is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The ASU should be applied prospectively. Retrospective application is permitted for all prior periods presented in the financial statements. The Company is currently evaluating the impact of adopting this ASU on our financial reporting disclosures.

On March 6, 2024, the SEC adopted a new set of rules that require a wide range of climate-related disclosures, including material climate-related risks, information on any climate-related targets or goals that are material to the registrant’s business, results of operations or financial condition, Scope 1 and Scope 2 greenhouse gas emissions on a phased-in basis by certain larger registrants when those emissions are material and the filing of an attestation report covering the same, and disclosure of the financial statement effects of severe weather events and other natural conditions including costs and losses. Compliance dates under the final rule are phased in by registrant category. Multiple lawsuits have been filed challenging the SEC’s new climate rules, which have been consolidated and will be heard in the U.S. Court of Appeals for the Eighth Circuit. On April 4, 2024, the SEC issued an order staying the final rules until judicial review is complete. The Company is currently evaluating the impact of the final rules on its disclosures.

In March 2024, the FASB issued ASU 2024-01, Compensation - Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards, which improves current GAAP by adding an illustrative example to demonstrate how an entity should apply the scope guidance to determine whether a profits interest award should be accounted for in accordance with Topic 718. The guidance is effective for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact on its consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which is intended to enhance the transparency and decision usefulness of income tax disclosures. The amendments in this standard provide for enhanced income tax information primarily through changes to the rate reconciliation and income taxes paid. This ASU is effective for the Company prospectively to all annual periods beginning after December 15, 2024. The Company is currently evaluating the impact of this standard on its disclosures.

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU No. 2023-07—Segment Reporting (Topic 280)—Improvements to Reportable Segment Disclosures (“ASU 2023-07”). The amendments in ASU 2023-07 improve reportable segment disclosure requirements, primarily through enhanced disclosures about segment expenses. The guidance is effective for annual and interim periods beginning after December 15, 2023 and is to be adopted retrospectively to all prior periods presented in the consolidated financial statements. The adoption of ASU 2023-07 did not have a material effect on our consolidated financial statements.

USA Rare Earth, LLC

Notes to the Consolidated Financial Statements

NOTE 3. FAIR VALUE MEASUREMENTS

The following tables present the Company’s financial instruments measured at fair value on a recurring basis as of December 31, 2024 and 2023 (in thousands):

	As of December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$15,709	$-	$-	$15,709
Total assets, measured at fair value	$15,709	$-	$-	$15,709

Liabilities:
Derivative liability	$-	$-	$1,164	$1,164
Total liabilities, measured at fair value	$-	$-	$1,164	$1,164

	As of December 31, 2023
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$11,080	$-	$-	$11,080
Investments	40	-	-	40
Total assets, measured at fair value	$11,120	$-	$-	$11,120

Liabilities:
Derivative liability	$-	$-	$420	$420
Total liabilities, measured at fair value	$-	$-	$420	$420

Money market funds are valued at cost, which approximates fair value. These amounts are included on the consolidated balance sheets in cash and cash equivalents at December 31, 2024 and 2023.

The balances of assets and liabilities categorized within Level 3 of the fair value hierarchy measured at fair value on a recurring basis are reconciled, as follows:

	Convertible subscription	Derivative liability	Total
Balance at December 31, 2022	$20,240	$-	$20,240
Issuance of convertible note	-	446	446
Change in estimated fair value	(16,848)	(26)	(16,874)
Conversion of convertibe subscription to common units	(3,392)	-	(3,392)
Balance at December 31, 2023	-	420	420
Change in estimated fair value	-	744	744
Balance at December 31, 2024	$-	$1,164	$1,164

NOTE 4. INVESTMENT IN SEARCH MINERALS, INC.

In February 2021, the Company purchased 9,000,000 shares of common stock of Search Minerals Inc. (“Search”) for a price of $0.07 CDN per share ($0.5 million USD). In August 2021, the Company exercised warrants for 4,500,000 shares at an exercise price of $0.10 CDN per share ($0.4 million USD). Search is a Canadian junior mining company with a deposit composition that complements the Company’s Round Top deposit.

The Company owned 13,500,000 shares of Search as of December 31, 2024 and 2023.

The Company currently owns less than 5% of the total outstanding shares in Search. The investment in Search is accounted for at fair value in accordance with ASC 321 - Investments – Equity Securities because it is an equity investment with a readily determinable fair value, as Search is a public company, which is a Level 1 fair value measurement.

USA Rare Earth, LLC

Notes to the Consolidated Financial Statements

As of December 31, 2023, based on its publicly traded share price, the Search shares of common stock were worth $40 thousand. On April 8, 2024, Search received a British Columbia Securities Commission cease trade order (“CTO”) for failure to file audited annual consolidated financial statements and MD&A for the years ended November 30, 2023 and 2022. Since the CTO, the average daily trading volume of Search common stock has been less than four thousand shares on the over-the-counter market (“OTC”) and as of December 31, 2024, the CTO remains in effect. Due to the low trading volume and level of activity of the Search shares of common stock on OTC, the Company does not believe it will be able to sell its shares on the OTC. Based on the facts and circumstances, the Company determined the OTC stock price is no longer representative of the fair value of its Search shares of common stock and recorded an impairment charge of $0.4 million for the year ended December 31,2024. Prior to the impairment, the Company had recorded a gain of $0.4 million and a loss of $0.9 million for the years ended December 31, 2024 and 2023, respectively.

NOTE 5. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant, and equipment, net is comprised of the following (in thousands):

	As of December 31,
	2024	2023
Land	$707	$707
Land improvements	403	403
Construction in progress - Buildings	15,739	14,634
Construction in progress - Magnet plant equipment	10,036	7,970
Lab equipment	500	500
Leasehold improvements	346	372
Furniture and fixtures	-	107

Property, plant and equipment, gross	$27,731	$24,693
Less: Accumulated depreciation	(1,202)	(1,014)
Property, plant and equipment, net	$26,529	$23,679

Depreciation expense for the years ended December 31, 2024 and 2023 was $0.2 million and $0.3 million, respectively.

NOTE 6. VARIABLE INTEREST ENTITY

Round Top Mountain Development

On May 17, 2021, RTMD, the Company, and TMRC entered into a limited liability company agreement that governs the business and affairs of RTMD. On May 17, 2021, RTMD, the Company, and TMRC also entered into a contribution agreement, whereby USARE and TMRC contributed certain assets and assigned certain liabilities to RTMD and USARE acquired 80% of the equity interests of RTMD.

Effective June 26, 2023, RTMD, the Company and TMRC entered into an amended and restated limited liability company agreement of RTMD pursuant to which, in the event that TMRC does not fund its share of mandatory capital contributions called for by USARE as the manager of RTMD, USARE is obligated to cover the shortfall by making additional capital contributions to RTMD (or in the event that USARE does not fund, the capital call will be withdrawn). If USARE does fund the capital contribution, additional equity interests in RTMD will be issued to USARE and TMRC will be proportionally diluted in accordance with the terms of the amended and restated limited liability company agreement. As of December 31, 2024 and 2023, TMRC’s interest in RTMD had been reduced to 19.43% and 19.60%, respectively, as a result of failing to fund calls for mandatory cash contributions. See Note 2 “Summary of Significant Accounting Policies” for the Company’s accounting policy related to VIEs.

As of December 31, 2024, the Company’s ownership interest in RTMD is 80.57%.

USA Rare Earth, LLC

Notes to the Consolidated Financial Statements

The Company’s consolidated financial statements include assets and liabilities associated with RTMD. The following were recorded in the Company’s consolidated balance sheets (amounts in thousands):

	As of December 31,
	2024	2023
Cash and cash equivalents	$66	$1,233
Prepaid expenses and other current assets	178	205
Lease right-of-use asset	30	130
Mineral interests	17,125	16,901
Property, plant and equipment, net	264	371
Other assets	20	20
Consolidated assets	$17,683	$18,860

Accounts payable	$42	$128
Accrued liabilities	141	150
Lease liability	22	132
Consolidated liabilities	$205	$410

RTMD did not record depletion expense for the Mineral interests for the years ended December 31, 2024 and 2023.

RTMD’s creditors have no recourse against the Company for the RTMD consolidated liabilities included within the Company’s consolidated balance sheets as of December 31, 2024 and 2023.

The assets of the consolidated VIE can only be used to settle the obligations of the consolidated VIE and not the obligations of the Company.

Mineral Interests

The Company acquired two mineral rights leases along with an associated groundwater lease in Hudspeth County, Texas as part of the acquisition of RTMD. Mineral property acquisition costs, including acquired intangibles, licenses and lease payments, are capitalized. The net carrying value of the mineral rights were $17.1 million and $16.9 million as of December 31, 2024 and 2023, respectively.

Impairment losses are recorded on mineral interests when indicators of impairment are present and the carrying amount exceeds the associated estimated future undiscounted cash flows. As of December 31, 2024 and 2023, the Company had not recognized any impairment losses related to mineral interests held.

NOTE 7. ACCRUED LIABILITIES

A summary of the Company’s accrued liabilities (in thousands):

	As of December 31,
	2024	2023
Accrued payroll and related	$1,908	$2,900
Accrued legal liabilities	573	-
Accrued other liabilities	590	1,859
Total accrued liabilities	$3,071	$4,759

USA Rare Earth, LLC

Notes to the Consolidated Financial Statements

NOTE 8. COMMITMENTS AND CONTINGENCIES

Potential Future Environmental Contingency

The Company’s planned exploration and development activities are subject to various federal and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally have become more restrictive. The Company will conduct its operations to protect public health and the environment and believes that its current engineering operations are materially in compliance with all applicable laws and regulations. While the Company’s mining activities are not yet operational, the Company has made, and expects to make in the future, expenditures to comply with all local and federal environmental laws and regulations. The ultimate amount of reclamation and other future site-restoration costs to be incurred for future mining interests is unknown and uncertain at December 31, 2024.

Litigation

From time to time, the Company may become subject to legal proceedings, claims or litigation arising in the ordinary course of business. In addition, the Company may receive notices alleging infringement of patents or other intellectual property rights. If an unfavorable outcome were to occur in litigation, the impact could be material to the Company’s business, financial condition, cash flow or results of operations, depending on the specific circumstances of the outcome. The Company accrues loss contingencies when it is both probable that the Company will incur the loss and when it can reasonably estimate the amount of the loss or range of loss.

On February 23, 2024, the Company entered into a confidential settlement agreement with a former financial advisor which includes cash payments to be completed by December 1, 2024 and the option to exercise Convertible Preferred Class B and Class C warrants within 5 years from the date of delivery. As of December 31,2024, both of these obligations have been met.

A complaint was filed in Delaware Chancery Court by Ramco Asset Management, LLC (“Ramco”), US Trading Company Metals RE, LLC, and Dinsha Dynasty Trust (collectively, the “Plaintiffs”) on July 29, 2022 against USA Rare Earth, LLC (“USA Rare Earth”), Morzev Pty Ltd., Mordechai Gutnick ATF the Morzev Trust, Mordechai Gutnick, and Pini Althaus (collectively, the “Defendants”), captioned Ramco Asset Management, LLC v. USA Rare Earth, LLC, C.A. No. 2022-0665-SG (as amended, the “Complaint”). In connection with this matter and a disagreement regarding the number of units of USA Rare Earth that were issued to the Plaintiffs in transactions during 2019, the Complaint alleged causes of action for breach of contract, breach of fiduciary duty, breach of the Corporations Act (Australia), fraud and misrepresentation, and breach of the duty of good faith and fair dealing. The Complaint seeks a variety of relief, including compensatory and punitive damages, curative equity, attorneys fees and expenses and other relief as may be granted by the court. USA Rare Earth thereafter filed a motion to dismiss Plaintiffs’ claims. After motion practice and argument, the court dismissed all claims, except for Ramco’s alleged breach of contract claim and alleged breach of good faith and fair dealing as asserted against USA Rare Earth. The remaining plaintiff has not quantified its alleged damages. Ramco and USA Rare Earth are now engaged in discovery, with trial scheduled for November 2025. USA Rare Earth intends to contest this matter vigorously.

Transaction Bonuses

The Company has agreements with certain individuals and entities that would require a payment of cash in the event of a change in control transaction or qualifying equity financing, as defined by the applicable agreement. As of December 31, 2024, the Company has agreements in place regarding the potential payment of up to $4.1 million in cash and $0.2 million of restricted stock units related to transaction bonuses, if payment is triggered by the occurrence of any of the defined events. The Company has currently determined to pay up to $2.6 million in cash and $0.2 million of restricted stock units upon the consummation of the Merger pursuant to the applicable agreements. No amounts have been accrued for these transaction bonuses as of December 31, 2024 or December 31, 2023 as they were not deemed to be probable until the qualifying transaction has been consummated.

USA Rare Earth, LLC

Notes to the Consolidated Financial Statements

NOTE 9. LEASES

The Company has operating leases for a regional office in Sierra Blanca, Texas, which expires May 1, 2025 and Wheat Ridge, Colorado, which expires March 31, 2025. Right-of-use assets and lease liabilities for operating leases were recorded in the balance sheets as follows (amounts in thousands):

	As of December 31,
	2024	2023
Right-of-use asset, net	$30	$489

Lease liability, current	$23	$452
Lease liability, non-current	-	21
Total operating lease liabilities	$23	$473

Maturity analysis under the lease agreements for operating leases is as follows (in thousands):

As of December 31, 2024:	Operating Leases
2025	$23
Thereafter	-
Total lease payments	23
Less current portion	(23)
Long-term lease obligations	$-

The following table presents certain information related to lease terms and discount rates:

	As of December 31,
	2024	2023
Weighted-average remaining lease term (in years)	0.29	1.14
Weighted-average discount rate	8.76%	7.56%

Operating lease liabilities are based on the net present value of the remaining lease payments over the remaining lease term. In determining the present value of lease payments, the Company used its incremental borrowing rate estimated at the date of each lease commencement.

Lease expense for operating leases recorded in the consolidated statements of operations included in general and administrative expenses is based on the future minimum lease payments recognized on a straight-line basis over the term of the lease. Lease costs were $162 thousand and $437 thousand for the years ended December 31, 2024 and 2023, respectively.

NOTE 10. EMPLOYEE BENEFIT PLANS

The Company has established 401(k) tax-deferred savings plans (the “401(k) Plans”), which permit participants to make contributions by salary deduction pursuant to Section 401(k) of the Internal Revenue Code. The Company is responsible for the administrative costs of the 401(k) Plans. The Company makes Safe-Harbor matching contributions and may, at its discretion, make additional matching contributions to the 401(k) Plans. The Company contributed $128 thousand and $153 thousand in matching contributions to the 401(k) Plans for the years ended December 31, 2024 and 2023, respectively.

USA Rare Earth, LLC

Notes to the Consolidated Financial Statements

NOTE 11. NOTE PAYABLE

On July 28, 2023, USA Rare Earth, LLC and Hatch LTD (“Hatch”) entered into an unsecured $1.0 million Senior Convertible Promissory Note agreement (the “Note”) with a 10% interest rate, which will mature on July 28, 2025. Total interest of $200 thousand is payable at maturity. A Side Letter and Memorandum of Understanding, signed contemporaneously with the Note, provides for potential issuances of an aggregate amount of $4.0 million in additional Notes in two additional tranches.

The conversion option can be triggered under the following four scenarios;

●	Qualified financing – Capital issuance of at least $100 million. Upon the occurrence of a qualified financing, the principal and unpaid accrued interest under the Note will automatically convert, with the Company having the option to pay accrued interest in cash, to a number of securities equal to the outstanding balance divided by the lesser of: (i) discount of 80% times the per unit purchase price paid in the qualified financing, and (ii) the valuation cap of $600 million divided by the fully diluted capitalization just prior to closing.

●	Non-qualified financing – Any capital issuance by the Company that does not constitute a qualified financing. Upon the occurrence of a non-qualified financing, the principal and unpaid accrued interest may be paid in full or converted, at Hatch’s option, to a number of securities equal to the outstanding balance divided by the lesser of: (i) discount of 80% times the per unit purchase price paid in the non-qualified financing, and (ii) the valuation cap of $600 million divided by the fully diluted capitalization just prior to closing; however, should the non-qualified financing be consummated based upon a post-money valuation of the Company of less than the valuation cap of $600 million, the conversion will be subject to the Company’s written consent.

●	Fundamental conversion – A sale, transfer, or other disposition of all or substantially all of the Company’s assets or exclusive license to all or substantially all of the Company’s material intellectual property, a merger or consolidation with another entity, or a transfer of equity of more than 50% of the outstanding voting securities. The principal and unpaid and accrued interest may be paid in full or converted, at Hatch’s option, to a number of securities equal to the outstanding balance divided by the quotient of the valuation cap of $600 million divided by the fully diluted capitalization just prior to closing.

●	Maturity conversion – Conversion at maturity. The principal and unpaid accrued interest may be paid in full or converted, at Hatch’s option, to a number of securities equal to the outstanding balance divided by the quotient of the valuation cap of $600 million divided by the fully diluted capitalization just prior to closing.

The Company determined the conversion feature of the Note was considered an embedded derivative in accordance with ASC 815-15 Derivatives and Hedging-Embedded Derivatives. A fair value analysis and valuation was completed by a third-party specialist as of December 31, 2024 and 2023 to determine the fair value of the derivative. Based upon these valuation, the Company’s derivative liability as of December 31, 2024 and 2023 was $1.2 million and $420 thousand, respectively. Management reviews the valuation of the embedded derivative periodically to ensure no material change has occurred during the interim reporting period. Changes to the fair value are recognized as fair market gains or losses in other income and expense in the consolidated statements of operations.

A discount of $446 thousand on the Note was recorded as an offset to the initial recognition of the compound embedded derivative and will be recognized as interest expense over the remaining life of the Note. Interest expense recognized from the discount on the Note for the years ended December 31, 2024 and 2023 was approximately $211 thousand and $66 thousand, respectively. An additional $100 thousand and $43 thousand was recognized for the years ended December 31, 2024 and 2023, respectively, for the stated interest on the Note. The effective interest rate of the Note is 44.875%.

The unsecured convertible note is presented as follows as of December 31, 2024 (in thousands):

Principal amount	$1,000
Unamortized discount for proceeds allocated to embedded derivative liability	169
Total unsecured convertible note, net	$831

USA Rare Earth, LLC

Notes to the Consolidated Financial Statements

The unsecured convertible note, net, is classified as a current liability in the Company’s consolidated balance sheets.

As of December 31, 2024, the Company’s contractual maturity of the principal balance of the unsecured Convertible Note was as follows (in thousands):

2025	$1,000

NOTE 12. CONVERTIBLE PROMISSORY SUBSCRIPTION AGREEMENT

On June 30, 2022, the Company entered into a Convertible Promissory Subscription Agreement (the “CPSA”) with JI ILHO JOHAP. The Subscription closed on July 29, 2022 for $20.2 million and was convertible into the Company’s common shares/units upon the occurrence of specific events, including the next equity financing transaction or corporate transaction, as defined, or upon maturity. The CPSA had an original stated maturity date of December 30, 2022.

The CPSA liability was recorded at fair value in accordance with ASC 480, as the instrument obligates the Company to issue a variable number of shares/units upon conversion. The fair value was remeasured each reporting period, and any changes in fair value were recognized in earnings.

The CPSA had a conversion price equal to the per unit price paid in the next equity financing or a per unit price paid to the holders of Class A Shares/Units in the event of a corporate transaction, and in the event of maturity, the liability would convert into Class A shares/units at a fixed price per unit of $5.50.

The CPSA was amended on December 30, 2022 to extend the maturity date of the Subscription to March 30, 2023. All other terms remained unchanged.

The fair value of the liability was determined using the fixed monetary value of the CPSA and fell under Level 3 of the fair value hierarchy under ASC 820. The significant inputs used in the fair value measurement included probability estimates for each settlement alternative and the settlement fair value for each alternative.

A third amendment was executed on March 30, 2023, to extend the maturity date of the CPSA to August 31, 2023. All other terms remained unchanged. Therefore, the fair value remained the same since the inputs to the fair value determination did not significantly change.

A fourth amendment was executed on August 31, 2023, to extend the maturity date by eight more days to September 8, 2023, and added a conversion provision linked with an “investment agreement with mutually agreeable terms.” All other terms remained unchanged. At that point in time, the closing of the investment transaction the Company was pursuing was considered to be the most likely outcome. Therefore, the CPSA Liability was remeasured on August 31, 2023 to a fair value of $3.2 million using the fixed monetary value of the CPSA weighted for probability estimates for each settlement alternative and the settlement fair value for each alternative, resulting in a gain on remeasurement of $17.1 million in the third quarter of 2024.

A fifth amendment was executed on September 8, 2023, to extend the maturity date from September 8, 2023 to October 30, 2023, and to change the conversion alternatives to be linked with the investment transaction the Company was pursuing and the conversion shares/units to Class A Shares/Units only. All other terms remained unchanged. The fair value remained the same since the weighted probabilities of settlement alternatives and the conversion price used in the fair value determination did not change.

The Company and the CPSA investors consented to convert the CPSA at the C-1 Round price per unit of $1.7302 into Class A Shares/Units effective October 15, 2023. When the conversion agreement was reached between the parties, all other settlement alternatives were eliminated and the weighted probability inputs into the fair value measurement were updated to reflect the one remaining settlement scenario. Therefore, the CPSA liability was remeasured to a fair value of $3.4 million, resulting in a loss on remeasurement of $233 thousand in the fourth quarter of 2024. As a result of the conversion, the Company issued 11,698,069 Class A Shares/Units recorded in shareholders’/members’ equity at the estimated fair value of $3.4 million.

USA Rare Earth, LLC

Notes to the Consolidated Financial Statements

NOTE 13. MEZZANINE AND SHAREHOLDERS’/MEMBERS’ EQUITY

Shares/Units Authorized

The Company originally authorized 500,000,000 Class A Common Shares/Units and 500,000,000 Class B Common Shares/Units. On October 15, 2020, a majority-in-interest of the share/unit holders approved the Second Amended and Restated Company Agreement that, among other things, authorized the issuance of 25,000,000 Class C Convertible Preferred Shares/Units.

On March 3, 2021, a majority-in-interest of the share/unit holders approved the Third Amended and Restated Company Agreement that, among other things, authorized the issuance of 50,000,000 Class C Convertible Preferred Shares/Units and set aside up to 75,000,000 of the previously authorized 500,000,000 Class B Common Shares/Units to be issued upon optional or mandatory conversion of the Class C Convertible Preferred Shares/Units plus paid and accrued dividends. The amended agreement also authorized the Company to issue the greater of 50,000,000 incentive shares/units or 10% of the total number of shares/units of Class A Common issued and outstanding at any time, pursuant to the Incentive Plan.

On November 2, 2022, a majority-in-interest of the combined Class A, Class B, and Class C Convertible Preferred Shareholders/Members approved the Fourth Amended and Restated Company Agreement, which among other things, authorized an increase in the number of Incentive Shares/Units that the Company could issue to 50,000,000, pursuant to the Incentive Plan. The designations, rights, and preferences of the shares/units are determined in the Fourth Amended and Restated Company Agreement.

On August 21, 2024, a majority-in-interest of the combined Class A, Class B, Class C and Class C-1 Convertible Preferred Shareholders/Members approved the First Amendment to the Sixth Amended and Restated Company Agreement, which among other things, authorized the issuance of 25,000,000 Class A-1 Convertible Preferred Units and 25,000,000 Class A-2 Convertible Preferred Units, increased the Class A Convertible Preferred Units authorized for issuance to 600,000,000 plus any additional Class A Units as would be necessary to allow for the conversion of Class A-1 and Class A-2 Convertible Preferred Units plus paid and accrued dividends.

Class A Common Shares/Units

As of December 31, 2024 and 2023, there were 206,520,542 Class A Common Shares/Units issued and outstanding.

The Company from time-to-time issues Class A Common Shares/Units as compensation. On November 4, 2022, the Company hired a new Chief Executive Officer (“CEO”) and member of its Board of Managers, commencing December 1, 2022. As part of the CEO’s employment agreement, the Board of Managers authorized 917,263 Class A Common Shares/Units to be issued as compensation, with an estimated fair value of $0.6 million. The Class A Common Shares/Units issued to the CEO vested over a 3-year period beginning January 2, 2023, subject to the grantee’s continuing employment. On November 8, 2023, the Class A Common Shares/Units issued to the CEO were modified to vest two-thirds in two years and the remaining one third in three years. The Class A Common Shares/Units provided for accelerated vesting upon a change in control of the Company.

With respect to the Class A Common Shares/Units issued to the CEO, none were vested as of December 31, 2023. The CEO’s employment agreement was terminated effective March 16, 2024, and as part of the separation agreement, all remaining unvested Class A Common Shares/Units were forfeited.

USA Rare Earth, LLC

Notes to the Consolidated Financial Statements

Class B Common Shares/Units

As of December 31, 2024 and 2023, there were 20,778,672 Class B Common Shares/Units issued and outstanding.

Class A-1 and A-2 Convertible Preferred Shares/Units

On August 21, 2024, the Company entered into Securities Purchase Agreements to issue Class A-1 and A-2 Convertible Preferred Units together with Class A Purchase Warrants for gross cash proceeds of $25.5 million and a subscription receivable of $1.25 million at a price per unit of $10.20. The financing comprises:

●	1,176,471 Class A-1 Convertible Preferred Shares/Units, 1,446,078 Class A-2 Convertible Preferred Shares/Units, and 3,000,000 Class A Purchase Warrants were issued in exchange for gross cash proceeds of $25.5 million and a subscription receivable of $1.25 million.

●	The Class A-1 and A-2 Convertible Preferred Units accrue dividends (whether or not declared) at the rate per annum of 12% of the Original Issue Price plus the amount of previously accrued dividends, compounded quarterly and paid semiannually. Dividends are paid, at the sole discretion of the Company, in cash or Class A-1 and A-2 Convertible Preferred Shares/Units, but not in combination. If the Company pays the dividends in cash, the amount paid will be as if the rate per annum were 10% in lieu of the 12%.

●	In accordance with the First Amendment to the Sixth Amended and Restated Company Agreement, the Class A-1 and A-2 Convertible Preferred Units may be converted into Class A Convertible Preferred Units at any time on a 1:1 basis, subject to normal dilution provisions. The Class A-1 and A-2 Convertible Preferred Units will mandatorily convert into shares of Series A Preferred Stock of New USARE on a one for one (1:1) basis, subject to normal dilution provisions upon Closing of the Merger.

●	If the Merger is not closed within 12 months of the date of the Business Combination Agreement and the delay is reasonably deemed to be due to factors within the Company’s control, the Class A-2 investors have the option to require the Company to repurchase 100% of the Class A-2 Convertible Preferred Units, including all dividends paid in Class A-2 Units or accrued but unpaid at the Original Issue Price.

A delay in the Business Combination beyond the 12-month deadline, where the delay is reasonably deemed to be due to factors within the Company’s control, could cause the shares to be redeemable at the option of the investing shareholder. The A-2 Convertible Preferred Shares/Units were determined by Management to be temporary equity classified in accordance with ASC 480-10-S99-3A- Distinguishing Liabilities from Equity because the redemption feature of such shares is not solely within the control of the Company since, among other things, the option to exercise the redemption right is held by the shareholder and not the Company. Class A-1 Convertible Preferred Units and Class A Purchase Warrants were determined to be equity classified. As such, none of the instruments are required to be remeasured at fair value. Accordingly, a relative fair value method was applied to allocate the proceeds between the three instruments as follows (in thousands):

Instrument	Amount
Class A-1 Convertible Preferred Shares/Units	$9,052
Class A-2 Convertible Preferred Shares/Units	11,415
Class A Purchase Warrants	6,283
Total	$26,750

Dividends

During the year ended December 31, 2024, the Company issued 52,245 and 64,219 Convertible Preferred A-1 and A-2 Shares/Units, respectively, as dividends.

The Company is registered in Delaware, and Delaware state law prohibits companies from issuing dividends when there is an accumulated deficit. This statutory prohibition does not apply to the Company’s in-kind distributions of Class A-1 and A-2 Convertible Preferred Shares/Units as these dividends serve as a re-allocation of ownership interest (both assets and liabilities) between the shareholders/members, and not as a distribution of only assets from the Company to the harm of its creditors or other owners.

USA Rare Earth, LLC

Notes to the Consolidated Financial Statements

Liquidation Preference

The Class A-1 and A-2 Convertible Preferred Shares/Units had a liquidation preference of $12.5 million and $15.4 million respectively as of December 31, 2024.

Class C and C-1 Convertible Preferred Shares/Units

Class C Convertible Preferred: In March 2021, the Company entered into Securities Purchase Agreements with two U.S.-based companies to issue 32,157,309 Class C Convertible Preferred Shares/Units at 1.7302 per share/unit for cash receipts of $51.0 million. The financing met the definition of a Qualified Transaction under the Second Amended and Restated Company Agreement, and therefore, the outstanding Class B Convertible Preferred Shares/Units mandatorily converted into Class C Convertible Preferred Shares/Units.

Class C-1 Convertible Preferred: During 2023, in accordance with the Fifth Amended and Restated Company Operating Agreement executed on September 1, 2023, the Company issued 7,688,335 Class C-1 Convertible Preferred Shares/Units at 1.7302 per share/unit and received net proceeds of $13.1 million after paying $0.2 million in related syndication costs to advisors.

Appointment of Manager

The Class C Convertible Preferred Share/Unit holders have the right to appoint one individual designated by majority of the issued and outstanding holders of Class C Preferred Class Shares/Units as the Series C Manager. The Class C-1 Convertible Preferred Share/Unit holders have the right to appoint one individual nominated by the Board of Managers and approved by the C-1 Holders as the Series C-1 Manager.

Conversion

The Class C and C-1 Convertible Preferred Shares/Units may be converted into Class B Common Shares/Units at any time on a 1:1 basis, subject to normal dilution provisions. The Class C and C-1 Convertible Preferred Shares/Units shall mandatorily convert into Class B Common Shares/Units upon the initial closing of a Qualifying Transaction or the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders.

Dividends

The Class C and C-1 Convertible Preferred Shares/Units receive an annual dividend of 8% payable quarterly and accruing on a 30-day month, 360-day year basis. Dividends are paid, at the sole discretion of the Company, in cash, Class C and C-1 Convertible Preferred Shares/Units, or a combination of cash and Class C and C-1 Convertible Preferred Shares/Units. During the year ended December 31, 2024, the Company issued 3,636,480 and 659,135 Class C and C-1 Convertible Preferred Shares/Units as dividends, respectively. During the year ended December 31, 2023, the Company issued 3,346,432 and 172,751 Class C and Class C-1 Convertible Preferred Shares/Units as dividends, respectively.

The Company is registered in Delaware, and Delaware state law prohibits companies from issuing dividends when there is an accumulated deficit. This statutory prohibition does not apply to the Company’s in-kind distributions of Class C and C-1 Convertible Preferred Shares/Units as these dividends serve as a re-allocation of ownership interest (both assets and liabilities) between the shareholders/members, and not as a distribution of only assets from the Company to the harm of its creditors or other owners.

USA Rare Earth, LLC

Notes to the Consolidated Financial Statements

Liquidation Preference

The Class C Convertible Preferred Shares/Units had a liquidation preference of $81.3 million and $75.0 million as of December 31, 2024 and 2023, respectively. The Class C-1 Convertible Preferred Shares/Units had a liquidation preference of $14.7 million and $13.6 million as of December 2024 and 2023, respectively.

Warrants

The Company has historically granted warrants to acquire Class B Common Shares/Units and Class C Convertible Preferred Shares/Units. Additionally, in connection with the August 2024 issuance of Class A-1 and A-2 Convertible Preferred Shares/Units, the Company issued warrants to acquire Class A Common Shares/Units. The Company accrues dividends on Class C Convertible Preferred Shares/Units that provide for a cumulative 8% quarterly compounded annual dividend payable upon exercise of the warrant in additional shares/units.

Each warrant may be exercised voluntarily by the holder from the day of issuance, subject to beneficial ownership limitations of 9.99% of the number of shares/units of common equity outstanding immediately after giving effect to the issuance of shares/units of common equity issuable upon exercise of the warrants. In the event that the Company offers equity securities, each warrant holder shall have a right of first refusal to purchase up to the same percentage of such offering as such holder is entitled to via the warrants; this right will terminate upon an event of an initial public offering. The warrants will be mandatorily exercised if the Company effects any merger, sale or other disposition of substantially all of its assets, an initial public offering, other business combination, or a capital transaction in which the Company receives in excess of $100 million in consideration at a pre money valuation of $1 billion and in which a closing requirement is the exercise of the warrant.

Class A Common Warrants

On August 21, 2024, the Company granted warrants to Class A-1 and A-2 Share/Unit holders to acquire 3.0 million Class A Common Shares/Units as part of the financing. The warrants have an exercise price of $12.00 and an intrinsic value of $nil. The weighted average fair value for the warrants issued was approximately $3.22 per warrant based on a valuation performed by an independent valuation company. The Company uses the Black-Scholes pricing model to value the warrants, which is considered to be a Level 3 fair value measurement. The assumptions used in the Black-Scholes pricing model to determine the value of the warrants are as follows:

Year Ended December 31, 2024
Expected volatility	78.93%
Expected dividends	0.00%
Risk Free interest rate	3.58%
Expected term of warrants	5 years

Class B Convertible Preferred Warrants

At December 31, 2024 and 2023, the Company had 8,315,146 warrants to acquire Class B Common Shares/Units at an exercise price of $0.24 and an intrinsic value of $16.0 million and $0.8 million, respectively.

Class C Convertible Preferred Warrants

In February 2024, the Company granted 888,246 warrants to acquire Class C Convertible Preferred Units as compensation for advisory services related to the sale and issuance of Class C Convertible Preferred Units. Additionally, the Company accrues quarterly warrants to acquire Class C Convertible Preferred Units as paid in kind dividends. The weighted average fair value for the warrants granted in February 2024 was approximately $0.69 per warrant based on a valuation performed by an independent valuation company. The Company used the Black-Scholes pricing model to value the warrants, which is considered to be a Level 3 fair value measurement. The weighted-average assumptions used in determining the value of the warrants were as follows:

USA Rare Earth, LLC

Notes to the Consolidated Financial Statements

Year Ended December 31, 2024
Expected volatility	80.00%
Expected dividends	0.00%
Risk Free interest rate	3.89%
Expected term of warrants	4 years

The following table summarizes the activity related to the warrants to acquire Class C Convertible Preferred Shares/Units as of December 31, 2024, and changes during the years ended December 31, 2023 and 2024 (intrinsic value in thousands):

	Shares/Units	Weighted Average Exercise Price	Intrinsic Value
Outstanding as of December 31, 2022	927,127	$1.01	$1,462
Dividends	46,916	1.73
Outstanding as of December 31, 2023	974,043	$1.07	$599
Issuance of warrants	888,246	0.99
Dividends	87,213	1.73
Outstanding as of December 31, 2024	1,949,502	$1.06	$1,956

NOTE 14. EQUITY-BASED COMPENSATION

Incentive Shares/Units

The Company also has a program to issue incentive shares/units under the Amended and Restated Incentive Plan dated May 1, 2020 and the Second Amended and Restated Equity Incentive Plan dated August 26, 2022 and amended November 2, 2022 and February 10, 2024 (the “Incentive Plan”). The incentive shares/units are intended to constitute “profit interests” within the meaning of Internal Revenue Service (IRS) Revenue Procedures 93-27 and 2001-43 (or the corresponding requirements of any subsequent guidance promulgated by the IRS or other applicable law). The rights and preferences of the incentive shares/units are defined in the respective incentive share/unit agreements. As of December 31, 2024, there were 10.8 million shares/units available for future awards under the Incentive Plan.

The Company accounts for these equity-based compensation awards in accordance with the provisions of ASC 718, - Compensation – Stock Compensation. The guidance requires that the cost of employee equity awards, as well as other equity-based compensation arrangements, be reflected in the consolidated financial statements over the vesting period based on the estimated fair value of the awards. The incentive shares/units do not have an expiration date.

The Company utilized an independent valuation company to estimate the fair value of the incentive shares/units granted during the year ended December 31, 2024 on a quarterly basis and annually in prior years. During the years ended December 31, 2024 and 2023, the fair value of incentive units granted was $0.78 and $0.51, respectively. The Company recognizes the associated costs across the vesting period using the straight-line method.

The Company uses the Black-Scholes pricing model to value the incentive shares/units, which is considered to be a Level 3 fair value measurement requiring highly judgmental assumptions including expected volatility. The expected volatility was estimated by taking the average historical price volatility for industry peers, consisting of several public companies in our industry which are either similar in size, stage of life cycle, or financial leverage, over a period equivalent to the expected term of the awards. The assumptions used in determining the value of incentive shares/units are as follows:

USA Rare Earth, LLC

Notes to the Consolidated Financial Statements

	For the Years Ended December 31,
	2024	2023
Valuation assumptions
Weighted-average expected volatility	67.05%	81.95%
Expected dividends	-	-
Risk-free interest rate	4.2% - 4.34%	3.89%-4.01%
Expected term of incentive share/unit	1 - 5 Years	4 - 5 Years

The following table summarizes the activity related to the Incentive Shares/Units as of December 31, 2024, and changes during the years ended December 31, 2023 and 2024:

(Intrinsic value in thousands(1))	Shares/Units	Weighted Average Distribution Threshold	Intrinsic Value
Outstanding at December 31, 2022	35,917,032	$1.11	$20,516
Grants	6,672,618	1.79
Cancellations due to modification	(4,700,000)	3.27
New awards due to modifications	4,700,000	1.73
Forfeitures	(318,335)	1.73
Outstanding at December 31, 2023	42,271,315	1.04	$7,753
Grants	1,168,186	1.21
Forfeitures	(4,254,823)	1.62
Outstanding at December 31, 2024	39,184,678	$0.97	$46,152
Vested or expected to vest at December 31, 2024	39,184,678	$0.97	$46,152

(1)	The distribution threshold amount refers to the value that would need to be exceeded before the holder would receive any consideration upon a liquidation event. The intrinsic value is calculated based upon the fair value of the incentive shares/units as of the reported date.

Vesting Period of Incentive Shares/Units

The Company may utilize different vesting periods, generally ranging from one year to three years, depending on the specifics of the grant. If there is a change in control, unless otherwise expressly provided in the participant’s award agreement, the shares/units will become 100% vested and any restrictions and limitations applicable to the participant’s incentive shares/units shall lapse and such incentive shares/units shall become fully transferable.

If any of the shares/units are forfeited prior to vesting, the Company will reverse the associated compensation cost during the period in which the forfeiture occurs.

Conversion of Incentive Shares/Units

Upon a qualified equity offering or a reorganization, each incentive share/unit may be converted, effective as of immediately prior to the qualified equity offering or reorganization, as applicable, into Company Class A Common Shares/Units, determined by reference to the liquidating value of the incentive share/unit relative to the liquidating value of a Class A Common Share/Unit, as defined in the associated agreements.

USA Rare Earth, LLC

Notes to the Consolidated Financial Statements

Incentive Share/Unit and Class A Common Share/Unit Compensation Expense

The following table summarizes compensation expense related to the Company’s equity-based compensation (in thousands):

	For the Years Ended December 31,
(In thousands)	2024	2023
Incentive shares/units	$1,963	$1,167
Class A common shares/units	(225)	207
Total	$1,738	$1,374

The Class A common shares/units expense relates to the issuance of Class A common shares/units as part of the Company’s former CEO’s employment agreement. See Note 13, “Mezzanine and Shareholders’/Members Equity” for further details. During the year ended December 31, 2024, the Company reversed $0.2 million of share-based compensation related to the grant of Class A Common Shares/Units issued to the former CEO upon forfeiture of the unvested Class A Common Shares/Units.

Total unrecognized compensation expense related to incentive shares/units was $0.24 million and $1.82 as of December 31, 2024 and 2023, respectively, which is expected to be recognized over 0.9 years and 1.3 years, respectively.

NOTE 15. GOVERNMENT GRANTS

The Company has government grants for the purchase or construction of long-lived assets. The Company presents grants received related to long-lived assets as non-current deferred grants liability on the consolidated balance sheets and recognizes revenue through profit or loss over the useful life of the underlying assets.

Tax Incremental Financing

On June 6, 2022, the Company executed a Tax Increment Financing Agreement (the “TIF Agreement”) with the Stillwater Economic Development Authority (the “Authority”), a public trust having as its beneficiary the City of Stillwater, Oklahoma (the “City”), whereby the Authority will provide upfront development financing assistance to the Company of up to $7.0 million for the development of the Stillwater Facility (the “Upfront Assistance”). Additionally, entry into the TIF Agreement made USARE eligible to receive a manufacturing and research and development ad valorem tax exemption for a period of five years and thereafter requires the Authority to disburse to the Company 90% of the incremental ad valorem taxes generated by the ad valorem taxes assessed against the Stillwater Facility and paid by the Company. Under the terms of the TIF agreement, among other things, the Company is required to complete the Stillwater Facility and in doing so to make an investment of approximately $140 million and to employ a specified number of employees at specified levels of median compensation at various stages of the development. Subject to agreed extensions, USARE is also required to commence certain phases of the development of the Stillwater Facility by no later than March 31, 2026 and complete that advanced development by no later than June 30, 2027. Should the Company default on its obligations under the Stillwater Redevelopment Agreement, the Authority may terminate the agreement and make demand for immediate repayment in full of the Upfront Assistance.

As of December 31, 2024 and 2023, the Company recorded $7.0 million of deferred grant income related to cash received to date as part of the TIF Agreement, all of which is noncurrent as a component of Deferred grants. During the years ended December 31, 2024, and 2023, the Company did not recognize any of the deferred grant income amounts in profit or loss related to the TIF Agreement as the associated long-lived asset has not yet been placed into service. The Company filed the Ad Valorem Tax Exemption application for the year ending December 31, 2023, in March of 2023. Approval was received November 14, 2023 from the Stillwater Economic Development Authority for the Five-Year Ad Valorem Tax Exemption. As such, the Company did not incur any real and personal ad valorem taxes for years ended December 31, 2024 and 2023.

USA Rare Earth, LLC

Notes to the Consolidated Financial Statements

Governor’s Fund

On April 15, 2022, the Company entered into an agreement with the Oklahoma Department of Commerce to receive a $1.2 million award to be used for the renovation of an existing building at the Stillwater Facility (the “Governor’s Fund Agreement”), to be paid in $0.6 million increments when the Company had cumulatively spent $1.0 million and $2.0 million, respectively, in qualifying costs related to developing the Stillwater Facility by March 31, 2023, and May 31, 2023, respectively. Per the terms of the Governor’s Fund Agreement, the award is subject to repayment if the Company does not comply with certain investment requirements and employee headcount and compensation standards.

As of December 31, 2024, the Company incurred qualifying costs that exceeded the cumulative $2.0 million threshold specified in the contract. The total award of $1.2 million was requested and received by the Company on April 6, 2023 and was recorded as deferred grant income at the time, which will be recognized over the useful life of the related assets once placed in service.

Jobs Program

In 2022, the Company was accepted for the Oklahoma Quality Jobs Program (“Jobs Program”), an incentive that provides qualifying companies quarterly cash rebates of up to 5% of the wages paid for new direct jobs created by the Company for a period of up to 10 years, with a maximum payout of approximately $2.8 million, subject to the Company fulfilling certain obligations pursuant to an agreement between USA Rare Earth Magnets, LLC and the State of Oklahoma, dated December 19, 2022 (the “Jobs Program Agreement”), including that the Company must meet or exceed applicable payroll and employee headcount requirements and that the Company maintain operations in Oklahoma for a specified period. To date USARE has not become eligible to make any claims under the Jobs Program; the terms of the Jobs Program Agreement require that the first claim be made on or prior to January 1, 2026.

As of and for the years ended December 31, 2024 and 2023, the Company had not yet recognized any reductions in payroll expense related to the Jobs Program as a claim is not yet eligible to be filed.

NOTE 16. GENERAL AND ADMINISTRATIVE

General and administrative comprised the following (in thousands):

	For the Years Ended December 31,
	2024	2023

Professional fees	$2,938	$2,721
Legal expense	376	1,672
Technology, software and cybersecurity	208	329
Facilities	722	1,315
Insurance	1,043	1,049
Travel	355	727
Other general and administration	567	885
Total General and Administrative	$6,209	$8,698

USA Rare Earth, LLC

Notes to the Consolidated Financial Statements

NOTE 17. INCOME TAXES

For the year ended December 31, 2023, the Company is treated as a flow-through entity for federal income tax purposes and is not subject to federal income taxes; therefore, no provision for federal income taxes has been provided in the accompanying financial statements for the year ended December 31, 2023. The Company is not subject to state income taxes in most states in which it operates. In those states in which it is subject to income tax, the current year’s taxes are not material to the financials. The shareholders/members are responsible for federal and certain state income taxes on their respective share of the Company’s net income or loss.

In February 2024, the Company filed IRS Form 8832 (Entity Classification Election or “CTB Election”) to be classified as a corporation for federal tax purposes effective February 12, 2024 (the “Conversion”).

For financial reporting purposes, the net pre-tax book loss for the U.S. in the aggregate was:

For the Year Ended December 31, 2024
United States	$(12,790)
Minority share	(3,602)
Total	$(16,392)

The reconciliation between the Company’s effective tax rate on loss from operations and the statutory tax rate for the year ended December 31, 2024 is as follows:

	For the Year Ended December 31, 2024
Current tax at U.S. statutory rate	$(3,394)	21.00%
Nondeductible/nontaxable items	5	-0.04%
Minority Share/Partnership filing period	333	3.37%
Stock based compensation	385	-3.06%
Valuation allowance	2,671	-21.27%
Income tax expense	$-	0.00%

Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of net deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain.

USA Rare Earth, LLC

Notes to the Consolidated Financial Statements

The following items comprise the Company’s net deferred tax assets and liabilities as of December 31, 2024:

As of December 31, 2024
Deferred tax assets
Accrued expenses	$385
Other deferreds	340
Lease liability	3
Deferred revenue	1,722
Intangible assets	139
Net operating losses	2,828
Total deferred tax assets	$5,417
Valuation allowance	(4,480)
Deferred tax assets, net of valuation allowance	$937

Deferred tax liabilities
Investment in partnership	(703)
Fixed assets	(234)
Total deferred tax liabilities	$(937)
Net deferred tax assets/(liabilities)	$-
Change in valuation allowance	(4,480)

The Company continually evaluates the likelihood of the realization of deferred tax assets and adjusts the carrying amount of the deferred tax assets by the valuation allowance to the extent the future realization of the deferred tax assets is more likely than not. The Company considers many factors when assessing the likelihood of future realization of its deferred tax assets, including its recent cumulative earnings experience by taxing jurisdiction, expectation of future taxable income or loss, the carryforward periods available to the Company for tax reporting purposes, and other relevant factors.

As of December 31, 2024, based on the Company’s history of earnings and its assessment of future earnings, management believes that it is not more likely than not that future taxable income will be sufficient to realize the deferred tax assets. Therefore, a full valuation allowance has been applied to deferred tax assets.

The Company reviews uncertain tax positions taken, or expected to be taken, in the course of preparing the Company’s tax returns to determine whether the tax positions are “more likely than not” of being sustained by the applicable tax authority. Management of the Company is required to analyze all open tax years, as defined by the statute of limitations, for all major jurisdictions, which include federal and certain states. The 2024 tax year is considered open. The Company has no examinations in progress, and none are expected at this time. As of December 31, 2024, management of the Company has reviewed the open tax years and major jurisdictions and concluded there is no tax liability, interest, or penalties resulting from unrecognized tax benefits relating to uncertain income tax positions taken, or expected to be taken, in future tax returns.

USA Rare Earth, LLC

Notes to the Consolidated Financial Statements

NOTE 18. NET LOSS PER SHARE/UNIT

The following table sets forth the computation of the numerator for the loss per share attributable to common share/unit holders for the years ended December 31, 2024 and 2023 (dollars in thousands, except for basic and diluted net loss per share/unit):

	For the Years Ended December 31,
	2024	2023

Net Loss Attributable to USARE Members	$(15,735)	$(7,415)
Declared dividends	(8,170)	(5,647)
Net loss allocable to USARE Members	$(23,905)	$(13,062)

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share/unit for each class of common stock:

	For the Years Ended December 31,
	2024		2023
	Class A	Class B	Class A	Class B
Basic and diluted loss per share/unit
Numerator:
Allocation of net loss allocable to USARE Shareholders/Members	$(21,719)	$(2,185)	$(11,818)	$(1,244)

Denominator:
Weighted average shares/units outstanding	206,520,542	20,778,672	196,264,700	20,778,672
Basic and diluted net loss per share/unit	$(0.11)	$(0.11)	$(0.06)	$(0.06)

The potential common shares for outstanding warrants to acquire Class B common of 8,315,147 at December 31, 2024 and 2023, warrants to acquire Class A common of 3,000,000 and nil at December 30, 2024 and 2023, respectively, and incentive shares/units of 39,184,678 and 42,047,983 at December 31, 2024 and 2023, respectively, were excluded from diluted earnings per share/unit because their inclusion would be anti-dilutive. As a result, diluted loss per share/unit is the same as basic loss per share/unit for the periods.

NOTE 19. SEGMENT REPORTING

The Company operates in a single reportable operating segment; that segment being the vertically integrated, domestic rare earth element magnet production supply chain. The Company’s chief operating decision makers review financial information on an aggregate basis for evaluating financial performance.  Through December 16, 2024, the Company’s Board of Managers were the chief operating decision makers. As of December 17, 2024, the Company’s chief operating decision maker is its newly appointed chief executive officer. All the Company’s long-lived assets are located within the United States.

NOTE 20. RELATED PARTY TRANSACTIONS

Consultant

USARE engaged Dan Gorski as a consultant to provide project management services for RTMD through February 2023. Mr. Gorski’s compensation for such services was $10 thousand per month. Mr. Gorski was previously the Chief Executive Officer of TMRC. During the years ended December 31, 2024 and 2023, the Company paid Mr. Gorski $0 and $20 thousand, respectively.

USA Rare Earth, LLC

Notes to the Consolidated Financial Statements

Shareholders/Members

As of December 31, 2024 and 2023, directly and indirectly through controlled entities, Stewart Kleiner owned and controlled 7.5% and 12.4%, respectively, of the total outstanding common and convertible preferred shares/units, respectively. On May 10, 2019, the Company entered into an agreement with Mr. Kleiner whereby Mr. Kleiner will provide financing and business advice and will receive a fee of 1,100,000 Class A Common Shares/Units of the Company upon the earlier of completion of a preliminary feasibility study on the Round Top Mountain Project or upon commencement of a capital raise in conjunction with an initial public offering. The payment of the shares/units is guaranteed by shares/units from The Critical Minerals Trust (entity controlled by Mr. Gutnick, a member of the Company’s Board) in the event of a dispute between the Company and Mr. Kleiner. As of December 31, 2024, The Critical Minerals Trust owns 62,415,773 Class A Common Shares/Units and 3,199,585 Class C-1 Convertible Preferred Shares/Units, or 19.9%; and as of December 31, 2023, The Critical Minerals Trust owns 65,265,773 Class A Common Shares/Units and 2,952,062 Class C-1 Convertible Preferred Shares/Units, or 23.4% of the total outstanding common and convertible preferred shares/units. The Company considers the completion of the preliminary feasibility study probable and has therefore recognized the costs of this equity-based award based on its estimated fair value as determined for Class A Common Shares/Units using the Black-Scholes model and relevant assumptions described in Note 13, “Mezzanine and Shareholders’/Members’ Equity” for the Company’s incentive shares/units.

As of December 31, 2024, directly and indirectly through controlled entities, Tready Smith controlled 46,801,206 Class C Convertible Preferred Shares/Units, 3,199,585 Class C-1 Convertible Preferred Shares/Units, and 2,750,741 Class B Common Shares/Units or 16.0%; and as of December 31, 2023 controlled 43,690,845 Class C Convertible Preferred Shares/Units, 2,952,062 Class C-1 Convertible Preferred Shares/Units, and 2,750,741 Class B Common Shares/Units or 16.3% of the total outstanding shares/units. Mrs. Smith is a member of the Company’s Board and the Founder and CEO of Bayshore Capital Advisors, LLC (“Bayshore”). Thayer Smith is the Company’s former President as well as the current Operating Partner of Bayshore and spouse of Tready Smith.

In December 2022, the Company executed an agreement with the Company’s former President, Thayer Smith, for the purpose of providing compensation to Mr. Smith for his services in his role as President of the Company during 2021 and 2022. The agreement included the following terms:

●	Mr. Smith’s last day of engagement with the Company would be December 31, 2022.

●	Bayshore Capital Holdings Group (“BCHG”) would be paid $0.8 million in January 2023 (which the Company paid in full in 2023), as well as an additional $0.8 million on the successful closing of a Series D fundraising round of greater than $50.0 million or, if a Series D fundraising round occurred of $50.0 million or less, on the next subsequent fundraising round.

●	Bayshore Capital would be granted 1,250,000 incentive shares/units with a threshold of $1.7302, granted on November 18, 2022, and fully vested as of December 14, 2022.

NOTE 21. SUBSEQUENT EVENTS

In accordance with ASC 855, - Subsequent Events, the Company has evaluated events or transactions occurring subsequent to December 31, 2024, the balance sheet date, through the date the consolidated financial statements were available to be issued on March 8, 2025, and determined there were no additional events or transactions which would impact these consolidated financial statements other than those disclosed below.

Lease Renewals in Wheat Ridge, Colorado

On February 11, 2025 the Company executed two lease extensions in Wheat Ridge, Colorado. Both office spaces are used for the Company’s research and development activities and will expire on March 31, 2028.

Additional Class A-2 Convertible Preferred Unit Investment

In connection with the transactions contemplated by the Merger Agreement executed on August 21, 2024, the Company and certain accredited investors, including the Class A-2 Convertible Preferred Unit Investors, Mr. Michael Blitzer, Inflection Point’s Chairman and Chief Executive Officer, and Collective Capital Management entered into Securities Purchase Agreements on January 31, 2025 to purchase (i) USARE Class A-2 Convertible Preferred Shares/Units and (ii) USARE Class A Preferred Investor Warrants for an aggregate purchase price of approximately $15.3 million which closed on February 3, 2025.

USA Rare Earth, LLC

Notes to the Consolidated Financial Statements

Audit Committee Updates

On January 26, 2025, Tready Smith was appointed Chair of the Audit Committee after Ted Senko, former Chairman of the Audit Committee, resigned from the Board, effective immediately. The resignation was not due to any disagreement with the Company on any matter relating to its operations, policies, or practices.

Hatch Senior Convertible Note Settlement Alternative

On February 26, 2025, the Company and Hatch entered into a Letter Agreement (“Hatch Letter Agreement”) to agree to settle the Note for 683,512 Class A Common Shares/Units if, and only if, the Merger is effected. Through December 31, 2024, the Note was expected to be converted into Class C Convertible Preferred Shares/Units upon the close of a Merger. The Hatch Letter Agreement materially impacts the terms of the Note and the value assigned to the derivative liability by more than 10%, resulting in a modification accounted for as an extinguishment and reissuance as of the date of the Hatch Letter Agreement. The Company expects the Merger, and final settlement of the Note, to be finalized during the first quarter of 2025.

Termination of Transaction Bonus Agreements

On March 7, 2025, three individuals that previously had Transaction Bonus Agreements entered into a Termination of Transaction Bonus Agreement. In consideration of the termination of the Transaction Bonus Agreements, each will receive $350 thousand cash immediately after the closing of the Merger and 127,198 Class A units immediately prior to closing of the Merger.